At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@financialrelationsboard.com
FOR IMMEDIATE RELEASE
MONDAY, MARCH 13, 2006
ORIGEN FINANCIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 RESULTS AND DIVIDEND POLICY
SOUTHFIELD, MI -March 13 2006 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net earnings of $0.9 million for the quarter ended December 31, 2005, representing $0.04 per share on a fully-diluted basis, as compared to a net loss of $6.0 million, or $0.24 per share on a fully-diluted basis for the quarter ended December 31, 2004. Origen’s net loss for the full year 2005 was $2.7 million, or $0.11 per share, on a fully-diluted basis, versus a net loss for the full year 2004 of $3.0 million, or $0.14 per share, on a fully-diluted basis. The full year 2005 loss is the result of previously announced items, including (1) loan loss provisions and asset impairment charges relating to estimated loan losses as a result of the effects of Hurricanes Katrina and Rita equating to approximately $0.19 per share and (2) the elimination of a loan recourse liability with Vanderbilt Mortgage and Finance, Inc. equating to approximately $0.03 per share.
Origen’s Board of Directors determined that no dividend payment would be made for the fourth quarter. It is the stated intention of the Board to pay dividends at least equal to 90% but not more than 100% of annual estimated REIT taxable net income, which differs from net income calculated in accordance with generally accepted accounting principles (“GAAP”). Dividends totaling $0.18 per share distributed through the third quarter of 2005, relating to Origen’s 2005 tax year, were sufficient to satisfy this policy.
Highlights for the Quarter and Full Year
•	Fourth quarter loan origination volume, excluding third party originations, increased 15.1 percent to $68.5 million versus $59.5 million for the year ago quarter. Full year origination volume was $268.0 million as compared to $243.0 million for the prior year, an increase of 10.3 percent.
•	Third party loan origination volume for the fourth quarter and full year 2005 totaled $11.0 million and $32.0 million as compared to $8.1 million and $9.9 million for 2004, an increase of 35.8 percent and 223.2 percent, respectively.

•	Total revenue increased 36.6 percent to $20.4 million for the fourth quarter 2005 and 38.0 percent to $74.0 million for the full year, as compared to 2004.
•	Non-performing loans as a percent of average outstanding loan principal balances decreased to 1.1 percent at December 31, 2005 as compared to 1.6 percent at December 31, 2004.
•	Net loan charge-offs for the full year 2005 were $10.0 million as compared to $10.5 for 2004, a 4.8 percent decrease, despite the fact that loan balances outstanding increased by 36.4 percent over the same period, from $563.3 million to $768.4 million.
•	In the fourth quarter 2005, $156.2 million of asset-backed notes were issued secured by manufactured housing contracts with seven offered classes consisting of AAA, AA, A, BBB and BBB- rated bonds. For the full year of 2005, asset-backed note issuances totaled $321.5 million.
Financial Highlights
Total interest income for the fourth quarter increased 29.6 percent to $16.2 million from $12.5 million for the same quarter 2004 and 39.8 percent to $59.4 million from $42.5 million for the full year. Non-interest revenue totaled $4.1 million for the fourth quarter 2005 and $14.7 million for the full year as compared to $2.3 million and $11.2 million for 2004, representing increases of 78.3 percent and 31.3 percent, respectively. The increase in revenue was due primarily to the increase in Origen’s owned loan portfolio.
Interest expense for the fourth quarter 2005 increased to $8.7 million from $5.0 million versus last year’s fourth quarter, an increase of 74.0 percent. Full year interest expense for 2005 was $28.5 million as compared to $15.0 million for 2004, an increase of 90.0 percent. These increases reflect a significant increase in interest rates during 2005 as well as an increased level of borrowing to fund Origen’s increase in its owned loan portfolio.
The provision for credit losses was $2.3 million for the fourth quarter 2005 versus $2.1 million for the same quarter 2004. The provision for the full year 2005, excluding the estimated impact of hurricanes Katrina and Rita, was $9.2 million as compared to $7.1 million for the 2004 quarter, an increase of 29.6 percent. This increase was primarily the result of a 36.4 percent increase in the outstanding loan portfolio for the year. As a result of the estimated impact on loan losses from the hurricanes, the credit loss provision for 2005 was increased by an additional $3.5 million.
Fourth quarter 2005 non-interest expenses were $8.4 million as compared to $13.7 million for the year ago quarter. The 38.7 percent decrease is the result of a $3.2 million reduction in the provision for loan recourse liability, costs incurred in the fourth quarter of 2004 associated with a reduction in Origen’s workforce, as well as professional fees, personnel costs and other timing-related items recognized in the year ago quarter. For the year 2005, non-interest expenses were $35.1 million versus $34.6 million for 2004, an increase of 1.4 percent.
Portfolio Performance
At December 31, 2005, loans 60 or more days delinquent were 1.3 percent of the owned loan portfolio compared to 1.8 percent at December 31, 2004. The positive impact of higher credit quality loans originated after year 2001, when compared to loans originated prior to year 2002 (the “legacy loans”), continued to increase as such legacy loans became a less significant portion of Origen’s owned loan portfolio. While such loans comprised 7.2 percent and 18.3 percent of the total loan portfolio at December 31, 2005, and December 31, 2004, 55.8 percent and 75.4 percent, respectively, of net loan losses for the twelve months then ended were attributable to these loans.
Ronald A. Klein, Origen’s CEO, stated, “We are pleased with our fourth quarter performance. Despite difficult market conditions we increased our originations year over year, reduced delinquency and returned to profitability for the quarter. While manufactured housing shipments have shown an increase, virtually all of the increase was due to orders placed by FEMA and we have yet to see a sustained pickup in core manufactured housing demand. Furthermore the flat yield curve, as well as the steady increase in interest rates, has negatively impacted our net interest margins. In order to sustain our growth and performance we feel it is critical to maintain our credit discipline. Thus far in 2006 our originations are up in excess of 10% year over year. Moreover, our loan performance continues to improve significantly as our 30+ day delinquency is the lowest it has been in our history. We have invested in technology in order to provide superior customer service and we feel that the recently announced partnership with Hometown America further validates the quality of our origination and servicing platform.”
Earnings Call and Webcast
     A conference call and webcast have been scheduled for March 14, 2006, at 11:00 a.m. EST to discuss fourth quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-289-0496. A replay will be available through March 21, 2006 by dialing 888-203-1112, passcode 1945199. You may also access the replay on Origen’s website for 90 days following the event.
Forward-Looking Statements
     This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

ASSETS
	(Unaudited)
	December 31,	December 31,
	2005	2004
Assets
Cash and Equivalents	$8,307	$9,293
Restricted Cash	13,635	9,222
Investment Securities	41,914	37,622
Loans Receivable	768,410	563,268
Premises & Equipment	3,558	2,336
Goodwill	32,277	32,277
Other Assets	24,902	28,529

Total Assets	$893,003	$682,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$65,411	$107,373
Securitization Financing	578,503	328,388
Repurchase Agreements	23,582	20,153
Note Payable	2,212	—
Loan Recourse Liability	292	6,603
Other Liabilities	23,052	16,564

Total Liabilities	693,052	479,081

Equity	199,951	203,466

Total Liabilities and Equity	$893,003	$682,547

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)

	Twelve Months Ended
	(Unaudited)
	December, 31	December, 31	Increase (Decrease)
	2005	2004	$	%
Interest Income
Total Interest Income	$59,391	$42,479	$16,912	39.8%
Total Interest Expense	28,468	15,020	13,448	89.5%

Net Interest Income Before Losses and Impairment	30,923	27,459	3,464	12.6%
Provision for Loan Losses	12,691	7,053	5,638	79.9%
Impairment of Purchased Loan Pool	428	—	428	N/A

Net Interest Income After Losses	17,804	20,406	(2,602)	-12.8%

Non-interest Income	14,651	11,184	3,467	31.0%
Non-interest Expenses:
Total Personnel	22,550	21,947	603	2.7%
Total Loan Origination & Servicing	1,603	1,354	249	18.4%
Provision for Recourse Liability	218	3,132	(2,914)	-93.0%
Write-down of Residual Interests	724	25	699	2,796.0%
Loss on Recourse Buy-out	792	—	792	N/A
Total Other Operating	9,227	8,098	1,129	13.9%

Total Non-interest Expenses	35,114	34,556	558	1.6%

Net Income (Loss)	$(2,659)	$(2,966)	$307	-10.4%

Common Shares Outstanding	25,450,726	25,215,400	235,326	0.9%

Weighted Average Common Shares Outstanding, Basic	24,878,116	21,439,029	3,439,087	16.0%

Weighted Average Common Shares Outstanding, Diluted	24,878,116	21,439,029	3,439,087	16.0%

Earnings Per Share on Basic Average Shares Outstanding	$(0.11)	$(0.14)	$0.03	-21.4%

Earnings Per Share on Diluted Average Shares Outstanding	$(0.11)	$(0.14)	$0.03	-21.4%

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Quarter Ended
	December, 31	December, 31	Increase (Decrease)
	2005	2004	$	%
Interest Income
Total Interest Income	$16,195	$12,463	$3,732	29.9%
Total Interest Expense	8,663	4,982	3,681	73.9%

Net Interest Income Before Losses and Impairment	7,532	7,481	51	0.7%
Provision for Loan Losses	2,319	2,131	188	8.8%

Net Interest Income After Losses	5,213	5,350	(137)	-2.6%

Non-interest Income	4,101	2,314	1,787	77.2%
Non-interest Expenses:
Total Personnel	5,485	7,424	(1,939)	-26.1%
Total Loan Origination & Servicing	438	358	80	22.3%
Write-down of Residual Interest	—	25	(25)	-100.0%
Provision for Recourse Liability	(77)	3,132	(3,209)	-102.5%
Total Other Operating	2,565	2,755	(190)	-6.9%

Total Non-interest Expenses	8,411	13,694	(5,283)	-38.6%

Net Income (Loss)	$903	$(6,030)	$6,933	115.0%

Common Shares Outstanding	25,450,726	25,228,150	222,576	0.9%

Weighted Average Common Shares Outstanding, Basic	24,980,889	24,726,729	254,160	1.0%

Weighted Average Common Shares Outstanding, Diluted	25,330,142	24,726,729	603,413	2.4%

Earnings Per Share on Basic Average Shares Outstanding	$0.04	$(0.24)	$0.28	116.4%

Earnings Per Share on Diluted Average Shares Outstanding	$0.04	$(0.24)	$0.28	116.4%